Exhibit 99.3

bluebird bio Presents New Data from Northstar (HGB-204) and Northstar-2 (HGB-207) Studies of LentiGlobin™ Gene Therapy in Patients with Transfusion-Dependent
β-Thalassemia at Annual Congress of the European Hematology Association

– 7/8 non-β0/β0 patients with ≥ 6 months follow-up producing normal or near-normal amounts of total hemoglobin (11.1 – 13.3 g/dL) and are transfusion free in Northstar-2 Study –

– 8/10 of non-β0/β0 patients achieving and maintaining transfusion independence for up to 3 years in Northstar (HB-204) Study –

– On track to file Marketing Authorization Application in the European Union in second half of 2018 –

– Company to hold conference call and webcast today, June 15, at 8:00 a.m. EDT –

CAMBRIDGE, Mass. - June 15, 2018 – bluebird bio, Inc. (Nasdaq: BLUE) announced that new data from the completed Phase 1/2 Northstar (HGB-204) study in adolescents and adults with transfusion-dependent β-thalassemia (TDT) and any genotype, and its ongoing, Phase 3 Northstar-2 (HGB-207) multicenter clinical study of LentiGlobin™ investigational gene therapy in patients with TDT and non-β0/β0 genotypes, will be presented in an oral session on June 16 at the 23rd Annual Congress of the European Hematology Association by Franco Locatelli, M.D., Ph.D., of the IRCCS Ospedale Pediatrico Bambino Gesù of Rome, Italy.

“The maturing data from HGB-204 and HGB-207 suggest that one-time treatment with LentiGlobin may address the underlying genetic cause of TDT. With our refined manufacturing process, the majority of patients with TDT and non-β0/β0 genotypes are transfusion-free and producing total hemoglobin at normal or near-normal levels,” said David Davidson, M.D., chief medical officer, bluebird bio. “We are on track to submit a marketing authorization application in the European Union later this year, and we continue to work closely with clinical investigators and regulatory authorities to complete our ongoing clinical trials and bring this important treatment option to patients as soon as possible.”

People with TDT need regular blood transfusions to survive, but chronic transfusions carry risks, including unavoidable iron overload that can result in multi-organ damage and shortened life expectancy. Eliminating or reducing the need for transfusions may reduce the long-term complications associated with TDT and current standards of care.

“Consistently higher in vivo vector copy numbers and HbAT87Q hemoglobin levels in patients indicate that LentiGlobin manufacturing refinements have resulted in improved gene therapy characteristics and may enable sustained transfusion independence for a great majority of patients,” said Professor Locatelli, the lead investigator of the Northstar-2 study. “Further, we are now seeing more than three years of data from the Northstar study indicating that LentiGlobin therapy may enable long-term transfusion independence in the majority of patients with non-β0/β0 genotypes. These results hold the promise to change the natural history of many patients with this severe genetic disorder of hemoglobin production.”

LentiGlobin Gene Therapy for Transfusion-Dependent β-Thalassemia (TDT) in Patients with Non-β0/β0 Genotypes: Updated Results from Northstar-2 (Abstract #1510)

Presenter: Franco Locatelli, M.D., Ph.D., Professor of Pediatrics, University of Pavia, Italy and Director, Department of Pediatric Hematology and Oncology, IRCCS Ospedale Pediatrico Bambino Gesù, Rome, Italy
Oral Session: Cell and Gene Therapy: Clinical Results
Date & Time: Saturday, June 16, 2018, 11:45 a.m. – 12:00 p.m. CEST (5:45 a.m. EDT)
Location: Room A8

The safety and efficacy of LentiGlobin in patients with TDT were evaluated in the Phase 1/2 Northstar study (HGB-204). To further improve clinical results, a refined manufacturing process was used to produce LentiGlobin drug product (DP). The aim of the ongoing Phase 3 Northstar-2 study (HGB-207) is to evaluate the efficacy and safety of LentiGlobin DP with manufacturing refinements in patients with TDT and non-β0/β0 genotypes. Data from Northstar and Northstar-2 will be included in the oral presentation.

Northstar-2 (HGB-207) results include (as of May 15, 2018):

•	11 patients had been infused with LentiGlobin and the median follow-up was 8.5 months (range: 0.3-16.2 months).
•	7 of 8 patients are producing ≥ 7.6 g/dL of HbAT87Q and are maintaining total hemoglobin levels of 11.1 – 13.3 g/dL by 6 months.
•	These 7 patients with ≥ 6 months follow-up remain transfusion free for 4.7 – 15.1 months.
•	For the 11 study participants, the median DP vector copy number (VCN) was 3.4 (range: 2.4-5.6) copies/diploid genome, and the median proportion of transduced CD34+ cells was 82% (range: 53-90%).
•

The safety profile of LentiGlobin to date is similar to that observed in the Northstar study, and consistent with myeloablative conditioning with single-agent busulfan. No grade 3 or higher DP-related adverse events (AE) have been observed.

•	All study participants remain enrolled in the trial, and there have been no reports of graft- versus-host disease (GvHD).

Northstar (HGB-204) results include (as of March 7, 2018):

•	All 18 patients have completed the primary two-year study and are continuing into the long-term follow-up study LTF-303.
•	8 of 10 patients with non-β0/β0 genotypes were transfusion independent for a median of 33 months as of last follow-up.

•	For the 18 study participants, the median DP VCN was 0.7 (range: 0.3-1.5) copies/diploid genome, and the median proportion of transduced CD34+ cells was 32% (range: 17-58%).
•	The safety profile of LentiGlobin DP continues to be consistent with myeloablative conditioning with single-agent busulfan. There have been no reports of GvHD and no deaths on the study.
•

One serious AE of HIV infection was reported 23 months after infusion. HIV was contracted from typical exposure and is not related to treatment with LentiGlobin. This was confirmed by two laboratory tests that differentiate between HIV and the lentivirus used in LentiGlobin.

Conference Call & Webcast Information

bluebird bio will host a conference call and live webcast at 8:00 a.m. EDT on Friday, June 15, 2018. To access the live webcast, please visit the “Events & Presentations” page within the Investors and Media section of the bluebird bio website at http://investor.bluebirdbio.com. Alternatively, investors may listen to the call by dialing (844) 825-4408 from locations in the United States or +1 (315) 625-3227 from outside the United States. Please refer to conference ID number 4678706. A replay of the webcast will be available on the bluebird bio website for 90 days following the call.

About the Northstar (HGB-204) Study
The completed Phase 1/2 Northstar study was an open-label, single-dose, non-randomized, multi-center study conducted in the United States, Australia and Thailand. It was designed to evaluate the safety and efficacy of LentiGlobin in increasing hemoglobin production and eliminating or reducing transfusion dependence in subjects with transfusion-dependent beta-thalassemia. The study treated 18 adults and adolescents who are being followed to evaluate safety and efficacy post-LentiGlobin infusion. For more information on the Northstar study, please visit www.northstarclinicalstudies.com or clinicaltrials.gov using identifier NCT01745120.

About the Northstar-2 (HGB-207) Study
Northstar-2 is a Phase 3 global, multi-center study being conducted in the United States, Thailand, Germany, Italy, the United Kingdom, and France designed to evaluate the safety and efficacy of LentiGlobin drug product in patients with transfusion-dependent beta-thalassemia and non-β0/β0 genotypes. For this study, the manufacturing process by which the patient’s cells are transduced with the LentiGlobin viral vector has been improved, with the intent of increasing vector copy number and the percentage of cells successfully transduced.

The target enrollment of the study is 15 adult and adolescent patients and 8 pediatric patients. The study’s primary endpoint is the proportion of treated subjects who meet the definition of “transfusion independence,” defined as total hemoglobin levels of at least 9 g/dL without any red blood cell transfusions for a continuous period of at least 12 months at any time during the study. For more information on the Northstar-2 study, please visit www.northstarclinicalstudies.com or clinicaltrials.gov using identifier NCT02906202.

About LentiGlobin

bluebird bio is developing LentiGlobin with a goal of filing for regulatory approval in the United States and the EU for TDT and for severe sickle cell disease (SCD). The company is currently conducting four ongoing clinical studies of LentiGlobin with a fifth that has recently completed. Studies currently ongoing include HGB-205, a single center Phase 1/2 study in both TDT and SCD; Northstar-2 (HGB-207) and Northstar-3 (HGB-212), both multi-center, international Phase 3 studies for the treatment of patients with both non-β0/β0 and β0/β0 TDT genotypes, respectively; and HGB-206, a multicenter Phase 1 study in the United States for the treatment of patients with severe SCD. In addition, bluebird is conducting a long-term safety and efficacy follow-up study (LTF-303) for subjects with hemoglobinopathies (TDT or severe SCD) who have been treated with LentiGlobin in bluebird bio-sponsored clinical studies.

LentiGlobin was granted Orphan Drug status by the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) for the treatment of β-thalassemia and SCD. The FDA granted Breakthrough Therapy designation to LentiGlobin for the treatment of transfusion-dependent patients with β-thalassemia major and Fast-Track Designation for the treatment of beta-thalassemia major and for the treatment of certain patients with severe SCD. bluebird bio is participating in the EMA’s Adaptive Pathways pilot program, which is part of the EMA’s effort to improve timely access for patients to new medicines. The EMA granted Priority Medicines (PRIME) eligibility to LentiGlobin for the treatment of TDT.

About TDT

Transfusion-dependent β-thalassemia (TDT) is a severe genetic disease characterized by reduced or absent hemoglobin levels that results in severe anemia and ineffective red blood cell production. Supportive care for people with TDT consists of a lifelong regimen of chronic blood transfusions to enable survival and suppress symptoms of the disease, and iron chelation therapy to manage iron overload that results from the transfusions. Despite the availability of supportive care, many people with TDT experience serious complications and organ damage due to underlying disease and iron overload.

Allogeneic hematopoietic stem cell transplantation (HSCT) is currently the only available option with the potential to correct the genetic deficiency in TDT. Complications of allogeneic HSCT include a risk of treatment-related mortality, graft failure, graft-versus-host disease (GvHD) and opportunistic infections, particularly in patients who undergo non-sibling matched allogeneic HSCT.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio's gene therapy clinical programs include Lenti-D™ for the treatment of cerebral adrenoleukodystrophy, and LentiGlobin™ for the treatment of transfusion-dependent β-thalassemia, also known as β-thalassemia major, and severe sickle cell disease. bluebird bio's oncology pipeline is built upon the company's leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio's lead oncology programs, bb2121 and bb21217, are anti-BCMA CAR T programs partnered with Celgene. bluebird bio also has discovery research programs utilizing megaTAL/homing endonuclease gene editing technologies with the potential for use across the company's pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington, Durham, North Carolina and Zug, Switzerland.

LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s research, development, manufacturing and regulatory approval plans for its LentiGlobin product candidate to treat transfusion-dependent ß-thalassemia and severe sickle cell disease. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the preliminary positive efficacy and safety results from our prior and ongoing clinical trials of LentiGlobin will not continue or be repeated in our ongoing or planned clinical trials of LentiGlobin, the risks that the changes we have made in the LentiGlobin manufacturing will not result in improved patient outcomes, risks that the current or planned clinical trials of LentiGlobin will be insufficient to support regulatory submissions or marketing approval in the US and EU, and the risk that any one or more of our product candidates, will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Investors & Media

Investors:

bluebird bio
Elizabeth Pingpank, 617-914-8736
epingpank@bluebirdbio.com

Media:

bluebird bio

Stephanie Fagan, 201-572-9581

sfagan@bluebirdbio.com

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